Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:  William Adler, (914) 244-7585

THOMAS A. WILLIAMS IS NAMED CHIEF FINANCIAL OFFICER
OF THE READER’S DIGEST ASSOCIATION, INC.

PLEASANTVILLE, N.Y., November 25, 2008 – Thomas A. Williams has been named Senior Vice President and Chief Financial Officer of The Reader’s Digest Association, Inc., it was announced today by Mary Berner, President and Chief Executive Officer.  Williams will report to Berner and serve on the company’s Executive Committee.

Williams comes to RDA from Affinion Group, Inc., of Norwalk, Conn., where he served as Executive Vice President & Chief Financial Officer for the past two years.  Before that, he spent more than 20 years with AT&T, ultimately becoming CFO for AT&T’s Network, Customer Service & Merger Synergies Division.

“We are delighted to welcome Tom to RDA,” Berner said.  “He is a results-oriented executive with outstanding credentials in financial management, operations and process re-engineering.  He has a consistent track record of maximizing shareholder value by focusing on leadership, technology, people, integrity and ethics, and we expect him to contribute significantly to the company’s transformation and growth.”

Before joining Affinion Group in 2006, Williams held a progression of senior financial positions at AT&T Networks, including: CFO, Customer Service & Merger Synergy, 2005 to 2006; CFO, Global Networking Technology Services, 2004 to 2005; and Vice President of Customer Experience & Chief Process Officer, 2002 to 2004.  In the latter capacity, he led re-engineering of all customer-facing processes.  He began his career with AT&T in 1985 as a Financial Analyst in Investor Relations and a Project Manager in the Bell Laboratories.

Williams holds a BA in Economics from the University of South Florida.  He pursued graduate studies at Rider College and completed the Executive Education Program at Duke University, Fuqua School of Business.  Charitable boards on which he has served include the New Jersey Occupational Training Center, Morris Country, and the Yogi Berra Museum.

Williams succeeds Harris Williams, RDA’s acting CFO, who is returning to his position as Managing Director at Ripplewood Holdings LLC.  Ripplewood led a consortium of investors in the acquisition of RDA in March 2007.

The Reader’s Digest Association, Inc., is a global multi-brand media and marketing company that educates, entertains and connects audiences around the world.  The company builds multi-platform communities based on branded content in areas like Food & Entertaining, Health & Wellness, and Home & Garden.  With offices in 45 countries, it markets books, magazines, and music, video and educational products reaching a customer base of 100 million households in 79 countries.  It publishes 92 magazines, including 50 editions of Reader’s Digest, the world’s largest-circulation magazine, operates 65 branded websites generating 18 million unique visitors per month, and sells approximately 68 million books, music and video products across the world each year. Its global headquarters are in Pleasantville, N.Y.